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                                                                    EXHIBIT 11.1
                         INTERNATIONAL NETWORK SERVICES

                       CALCULATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                            YEAR ENDED JUNE 30,
                                                            -------------------
                                                              1995      1996
                                                            --------- ---------
Weighted average common shares outstanding.................     8,010     8,394
Weighted average common equivalent shares from Mandatorily
 Redeemable Convertible Preferred Stock and warrants,
 calculated using the if-converted and the treasury stock
 method....................................................    16,530    16,793
Weighted average common equivalent shares from stock op-
 tions and warrants calculated using the treasury stock
 method....................................................     2,349     2,874
Common equivalent shares from common shares issued and
 stock options granted within twelve months of the initial
 public offering, included pursuant to Staff Accounting
 Bulletin No. 83...........................................     2,468     2,468
                                                            --------- ---------
Shares used to compute net income per share................    29,357    30,529
                                                            ========= =========
Net income.................................................      $775    $2,877
                                                            ========= =========
Net income per share.......................................     $0.03     $0.09
                                                            ========= =========
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